EXHIBIT 99.1

NEWS RELEASE

INTERNATIONAL GOLD CORP APPOINTS THOMAS TEMKIN AS DIRECTOR
AND CHIEF OPERATING OFFICER

Vancouver, B.C., January 19, 2015 – International Gold Corp. (“the Company”) has appointed Mr. Thomas Temkin to the Board of Directors and as the Chief Operating Officer.

Mr. Temkin a Certified Professional Geologist and a Qualified Person under National Instrument (NI) 43-101, with more than 38 years of experience in the mining industry, primarily in exploration in the Western United States.  As senior project manager for several major mining companies, Mr. Temkin has been fortunate to have been associated with several advanced gold exploration projects, some of which developed into significant mines. After receiving his Bachelor’s of Science degree in Economic Geology in 1976 from the Mackay School of Mines, Mr. Temkin began his career as an exploration Geologist.

Mr. Temkin is currently a consulting geologist working with Lode-Star Gold, Inc., and has been associated with the company and the project for over 15 years and has been instrumental through the entire exploration program to date.

About the Property

The Goldfield Bonanza Property is geographically located adjacent to the historic gold producing town of Goldfield, Nevada.  The Goldfield District was discovered in 1903 and has produced intermittently since that time, with the last recorded production coming from open pit operations conducted during the 1980’s. According to Nevada Bureau of Mines and Geology Bulletin 78 (1972), the Goldfield District has recorded production in excess of 4.1 million ounces of gold from high grade quartz-alunite ledges, with some historic stopes grading in excess of 1 oz/ton Au (>34 g/tonne). Bulletin 78 also noted that the average grade of recorded gold production from 1903 to 1940 was in excess of 0.5 oz/ton Au (>17 g/tonne).

The Goldfield District is a classic, epithermal, high sulfidation gold system, hosted by volcanic rocks of Tertiary age. The Property consists of 31 patented claims (100% owned by LSG) and 1 unpatented mill-site claim. A large portion of the Property is covered by a thin veneer (<130 feet or <40 m) of post mineral sediments, and consequently offers untested exploration targets not located by historic prospecting and mining. Through the years 1998 to 2010, LSG completed 39,200 feet (11,950 m) of reverse circulation and core drilling, both surface and underground, and encountered intercepts of multiple ounces per tonne in some of its drilling. LSG has only tested less than 1,000 feet (300 m) of the main structural zone. Preliminary CSAMT data indicates a potential strike length in excess of 5,000 feet (1500 m) along this principle structural zone. A considerable portion of LSG's $5 million work program expenditure included underground rehabilitation and sampling of old workings, and surface and underground drilling.

In March 2011, ICN Resources Ltd. (a former Canadian public company) entered into a mineral option/joint venture agreement with LSG and carried out an extensive work program on the Property at a cost of approximately $2.5 million, including a biogeochemical study, a CSAMT survey of the entire property, 5,800 feet (1768 m) of core drilling in 26 holes and 27,400 feet (8354 m) of reverse circulation (RC) drilling for a total of 63 RC holes.

Since September 2013, LSG has been the 100% operator of the Property and has actively restructured data obtained during the period in which the ICN agreement was in effect. A NI 43-101-compliant technical report on the Property was completed in June 2014.

For More information please contact:

Mark Walmesley, President and CEO
International Gold Corp.
Phone: 778-370-1372
Email: markw@internationalgoldcorp.com

Safe Harbor Statement and Forward-Looking Statements

This news release may contain forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause ITGC’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  Forward-looking statements reflect ITGC’s current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, investors should not place undue reliance on these forward-looking statements.  Except as required by law, ITGC assumes no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.